Exhibit (a)(32)
PotashCorp.com
Our Focus Is On Performance
At PotashCorp, the fundamental force behind our business is this: people need to eat. And our products, especially the potash we produce in Saskatchewan and New Brunswick, have an essential role in helping farmers around the world meet the growing demand for food.
The potash resources we manage in Canada are increasingly valuable — to food producers around the world, to people in the communities where we work and live, and to the investors who provide the capital for our operations.
Even in the face of an unsolicited offer to purchase our company, we have maintained our focus on capturing that value for all our stakeholders and we recently completed one of the most successful quarters in our history.
We believe we are on the front end of a new period of long-term growth and we intend to build on our long track record of success.
As always, we remain focused on operating a Canadian enterprise that plays a vital role in global food production — and we will strive to deliver the best possible performance for all those with an interest in our company.
Important Information This advertisement is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.

A Saskatchewan Company Doing Business Around the World
For 35 years, including 21 years as a publicly traded company, Potash Corporation of Saskatchewan Inc. has been a steward of our province’s potash resources and an ambassador for Saskatchewan and Canada around the world.
We have strived to be a stellar corporate citizen, supporting initiatives that are important to people near our corporate headquarters in Saskatoon and five potash operations in the province.
We recently released our “Pledge to Saskatchewan” — a renewal of our commitment to the province that is the foundation for our operations.
Our “Pledge to Saskatchewan” includes:
Maintaining a Vital Corporate Headquarters in Saskatchewan
We will have key executives and corporate support functions based in Saskatoon.
A Commitment to Canpotex and Strong Continuing Provincial Revenues
We believe the sale of offshore potash through Canpotex helps serve the interests of the Province of Saskatchewan and other stakeholders.
Support for Continued Profit-Maximization Strategies
We believe the benefits of our long-term strategies are on the verge of fuller realization and must be protected for the best interests of all stakeholders.
Development of a Strong Aboriginal Workforce
Our strategy to build relationships and increase employment is integral to the development of Aboriginal communities, our province and our company.
A Commitment to Community Programs
PotashCorp is committed to being the number one corporate citizen in Saskatchewan in terms of philanthropic giving, focusing on education, medical care and improved recreational facilities.
A Commitment to Local Purchasing
PotashCorp maintains a target of purchasing 60 percent of goods and services from local suppliers on competitive terms.
Continuing PotashCorp Expansion Projects
Beginning in 2003, PotashCorp initiated a plan to invest more than $7 billion in long-term capital expansions of our potash assets, including $5.7 billion of expansions in Saskatchewan between 2005-2014.
We are proud to be a Saskatchewan company — and to bring the benefits of our global enterprise back to our home province.
To read our full Pledge to Saskatchewan, go to PotashCorp.com
Important Information This advertisement is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.